EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GLOBAL NET LEASE REPORTS SECOND QUARTER 2019 RESULTS
Company to Host Investor Conference Call Today at 11 AM Eastern

New York, August 7, 2019 - Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust focused on the acquisition and management of industrial and office properties leased long-term to high quality corporate tenants in select markets in the United States and Europe, announced today its financial and operating results for the quarter ended June 30, 2019.

Second Quarter 2019 Highlights

•	Revenue increased 7.3% to $76.1 million from $71.0 million in second quarter 2018

•	Net income attributable to common stockholders was $12.6 million or $0.15 per share as compared to $5.3 million or $0.08 per share in second quarter 2018

•	Core Funds from Operations (“Core FFO”) was $38.4 million or $0.45 per share as compared to $41.3 million or $0.61 per share in second quarter 2018

•	Adjusted Funds from Operations (“AFFO”) improved to $40.1 million as compared to $35.5 million in the prior year second quarter

•	AFFO per share was $0.47 as compared to $0.53 in second quarter 2018

•	Acquired nine industrial, distribution and office properties for $187.3 million at a 7.67% weighted average capitalization rate[3]

•
Sold 64 properties including 62 Family Dollar stores for a total of $83.3 million, resulting in a gain of $6.9 million and reducing retail exposure to only 6% of portfolio based on annualized straight-line rent

•	$371.2 million of closed and pipeline acquisitions in 2019[6] at a weighted average capitalization rate of 7.91%[3] with 13.2 years of remaining lease term[4]

•	Portfolio 99.6% leased with an 8.0 year weighted average remaining lease term[10]

•	Net debt to annualized adjusted EBITDA improved to 7.1x from 7.4x in second quarter 2018[8]

•	Weighted-average debt maturity lengthened to 4.6 years from 3.3 years at the close of the 2018 second quarter

James Nelson, Chief Executive Officer of GNL commented, “We are pleased to report another quarter of increases in rental revenue, adjusted EBITDA, and AFFO. We had a very active quarter including $187 million of primarily industrial, distribution and office acquisitions which, combined with our retail disposition, increased our portfolio allocation to industrial and distribution properties while decreased our retail exposure. We also refinanced much of our European debt at more advantageous rates, extending the weighted-average maturity of our debt from 3.3 years to 4.6 years in the last 12 months. Subsequent to quarter end, we successfully completed an expansion of our primary credit facility to over $1.2 billion at lower interest rates."

	Three Months Ended June 30,
(In thousands, except per share data)	2019	2018
Revenue from tenants	$76,119	$70,971

Net income attributable to common stockholders	$12,621	$5,288
Net income per diluted common share	$0.15	$0.08

NAREIT defined FFO attributable to common stockholders	$36,782	$38,919
NAREIT defined FFO per diluted common share	$0.43	$0.58

Core FFO attributable to common stockholders	$38,394	$41,317
Core FFO per diluted common share	$0.45	$0.61

AFFO attributable to common stockholders	$40,058	$35,514
AFFO per diluted common share	$0.47	$0.53

Property Portfolio

At June 30, 2019 the Company’s portfolio consisted of 288 net lease properties located in seven countries and is comprised of 28.3 million rentable square feet leased to 119 tenants across 48 industries. The real estate portfolio metrics include:

•	99.6% leased with a remaining weighted-average lease term of 8.0 years[10]

•	92.2% of the portfolio contains contractual rent increases based on square footage

•	72.2% of portfolio annualized straight-line rent derived from investment grade and implied investment grade rated tenants[1]

•	57.6% U.S. and 42.4% Europe (based on annualized straight-line rent)

•	53% Office, 41% Industrial / Distribution and 6% Retail (based on an annualized straight-line rent)

Acquisition and Disposition Activity

During the quarter ended June 30, 2019, the Company acquired nine net leased assets totaling approximately 1.6 million square feet for a contract sales price of approximately $187.3 million. These assets were purchased at a weighted average going-in capitalization rate of 7.09%2, and an overall weighted average capitalization rate of 7.67%3, with a weighted average remaining lease term of 11.1 years4.

The acquisitions include office, industrial and distribution properties leased to Encompass Health, Union Partners, Sierra Nevada Corp., ComDoc, EQT Corporation, Heatcraft, Metal Technologies and Hanes/Leggett & Platt.

GNL intends to recycle capital from the sale of 63 properties in the United States for gross proceeds of $74.2 million and one property in the United Kingdom for £7.2 million. The 63 properties in the United States consist of 62 Family Dollar retail stores and one industrial property.

Capital Structure and Liquidity Resources

As of June 30, 2019, the Company had $178.7 million of cash and cash equivalents. The Company’s net debt to enterprise value was 48.0% with an enterprise value of $3.5 billion based on the quarter end closing share price of $19.62 for common stock and $25.50 for the Series A preferred stock, with net debt of $1.7 billion9, including $1.3 billion of mortgage debt.

As of June 30, 2019, the percentage of fixed rate debt (including variable rate debt fixed with swaps) increased to 84.6%5 from 76.3% as of June 30, 2018. The Company’s total combined debt had a weighted average interest rate of 3.0% resulting in an interest coverage ratio of 4.1 times7. Debt maturity increased to 4.6 years as of June 30, 2019 from 3.3 years at June 30, 2018.

Subsequent Events

Credit Facility

On August 1, 2019 the Company entered into an expansion of its credit facility with KeyBank to add over $300 million of additional commitments with total commitments of $1.235 billion. The expanded facility improved pricing by 15 bps on the revolving credit facility and by 20 bps on the term loan. Simultaneously, the term of the revolving credit facility was extended from 2021 to 2023, with the option to extend to 2024, and the term loan facility was extended from 2022 to 2024.

Acquisitions

The Company acquired six properties in the United States, for $48.7 million, excluding acquisition related costs, at a weighted average capitalization rate of 8.16%. These acquisitions were funded with proceeds from dispositions.

The Company has signed two definitive purchase and sale agreements ("PSAs") to acquire three net lease properties in the United States, for approximately $25.2 million at a weighted average capitalization rate of 10.89%. The Company has signed two non-binding letters of intent ("LOIs") to acquire a total of four net lease properties, all located in the United States, for an aggregate purchase price of $62.7 million at a weighted average capitalization rate of 6.83%. Additionally, the Company has entered into an LOI to amend a lease that will increase the annual rent at an existing property in exchange for the funding of $12.5 million in capital expenditures to expand and remodel the property. The PSAs are subject to conditions and the LOIs may not lead to a definitive agreement. There can be no assurance that the Company will complete any of these transactions, or any future acquisitions or other investments, on a timely basis or on acceptable terms and conditions, if at all.

Dispositions

The Company has entered into definitive PSAs to dispose of four net lease properties. One of the properties is located in the United States and three are located in Germany. The United States disposition is at a sales price of approximately $13.0 million, and there is no debt secured by this property. The Germany dispositions are at a sales price of €135.0 million and are expected to generate €72.5 million after repayment of associated debt. Additionally, the Company has signed a non-binding letter of intent (“LOI”) to dispose of 32 properties, all of which are leased to Family Dollar and located in the United States, for an aggregate contract sales price of approximately $40.0 million. The PSAs are subject to conditions and the LOIs may not lead to a definitive agreement. There can be no assurance the Company will complete any of these transactions, or any future dispositions or other investments, on a timely basis or on acceptable terms and conditions, if at all.

Footnotes/Definitions

1   As used herein, “Investment Grade Rating” includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied Investment Grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody's analytical tool, which generates an implied rating by measuring a company's probability of default. Ratings information is as of June 30, 2019. Comprised of 36.6% leased to tenants with an actual investment grade rating and 35.6% leased to tenants with an Implied Investment Grade rating as of June 30, 2019.
2 Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet of the date of acquisition.
3 Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-lined rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the average annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average capitalization rate is based upon square feet as of the date of acquisition.
4 The weighted average remaining lease term in years is based upon square feet as of the date of acquisition.
5 Inclusive of floating rate debt with in place interest rate swaps fixing the rate on this debt.
6 Closed and pipeline acquisitions of $371.2 million include: (i) two acquisitions for $23.4 million in purchase price completed in the first quarter of 2019; (ii) nine acquisitions for $187.3 million in purchase price completed in the second quarter of 2019; (iii) amendments to four leases whereby annual rent was increased at closing in exchange for the Company funding an aggregate amount of approximately $11.4 million in capital expenditures to expand and remodel four properties of a single tenant; (iv) six acquisitions for $48.7 million in purchase price completed in the third quarter of 2019; (v) two definitive purchase and sale agreements (“PSA”) to acquire a total of three net lease properties located in the United States, for an aggregate purchase price of approximately $25.2 million; (vi) two LOIs to acquire a total of four properties, all located in the United States, for an aggregate purchase price of $62.7 million; and (vii) one LOI for a lease amendment contemplating increased annual rent at the property in exchange for the Company funding a $12.5 million expansion and remodeling of the property. The PSAs are subject to conditions and the LOIs may not lead to a definitive agreement. There can be no assurance the Company will complete any of these pending transactions on their contemplated terms, or at all.
7 The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense less non-cash portion of interest expense and amortization of mortgage (discount) premium, net) for the quarter ended June 30, 2019. Adjusted EBITDA and cash paid for interest are Non-GAAP metrics and are reconciled below.
8 Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"). Annualized based on second quarter 2019 Adjusted EBITDA multiplied by four.
9 Comprised of the principal amount of GNL's debt totaling $1.8 billion less cash and cash equivalents totaling $178.7 million, as of June 30, 2019.
10 Weighted-average remaining lease term in years is based on square feet as of June 30, 2019.

Conference Call

GNL will host a conference call on August 7, 2019 at 11:00 a.m. ET to discuss its financial and operating results.

Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the GNL website, www.globalnetlease.com, in the “Investor Relations” section.

To listen to the live call, please go to GNL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the GNL website at www.globalnetlease.com.

Conference Call Details

Live Call
Dial-In (Toll Free): 1-888-317-6003
International Dial-In: 1-412-317-6061
Canada Dial-In (Toll Free): 1-866-284-3684
Participant Elite Entry Number: 8039028

 Conference Replay*
Domestic Dial-In (Toll Free): 1-877-344-7529
International Dial-In: 1-412-317-0088
Canada Dial-In (Toll Free): 1-855-669-9658
Conference Number: 10133639

*Available one hour after the end of the conference call through November 7, 2019.

Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of GNL’s website at www.globalnetlease.com and on the SEC website at www.sec.gov.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Any statements referring to the future value of an investment in GNL, as well as the success that GNL may have in executing its business plan, are also forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause GNL’s actual results to differ materially from those contemplated by such forward-looking statements, including those risks, uncertainties and other important factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of GNL’s Annual Report on Form 10-K for the year ended December 31, 2018 filed on February 28, 2019 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in GNL’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investors and Media:
Email: investorrelations@globalnetlease.com
Phone: (212) 415-6510

Global Net Lease, Inc.
Consolidated Balance Sheets
(In thousands)

	June 30, 2019	December 31, 2018
ASSETS	(Unaudited)
Real estate investments, at cost:
Land	$389,589	$398,911
Buildings, fixtures and improvements	2,441,341	2,345,202
Construction in progress	12,821	1,235
Acquired intangible lease assets	653,665	675,551
Total real estate investments, at cost	3,497,416	3,420,899
Less accumulated depreciation and amortization	(481,639)	(437,974)
Total real estate investments, net	3,015,777	2,982,925
Assets held for sale	121,064	112,902
Cash and cash equivalents	178,722	100,324
Restricted cash	12,953	3,369
Derivative assets, at fair value	5,658	8,730
Unbilled straight-line rent	50,613	47,183
Prepaid expenses and other assets	79,476	22,245
Due from related parties	20	16
Deferred tax assets	3,288	3,293
Goodwill and other intangible assets, net	22,098	22,180
Deferred financing costs, net	5,090	6,311
Total Assets	$3,494,759	$3,309,478

LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,286,033	$1,129,807
Revolving credit facility	259,527	363,894
Term loan, net	277,403	278,727
Acquired intangible lease liabilities, net	32,724	35,757
Derivative liabilities, at fair value	7,204	3,886
Due to related parties	124	790
Accounts payable and accrued expenses	46,244	31,529
Prepaid rent	21,119	16,223
Deferred tax liability	15,140	15,227
Taxes payable	613	2,228
Dividends payable	3,001	2,664
Total Liabilities	1,949,132	1,880,732
Commitments and contingencies
Stockholders' Equity:
7.25% Series A cumulative redeemable preferred shares	59	54
Common stock	2,169	2,091
Additional paid-in capital	2,196,183	2,031,981
Accumulated other comprehensive (loss) income	(3,982)	6,810
Accumulated deficit	(656,411)	(615,448)
Total Stockholders' Equity	1,538,018	1,425,488
Non-controlling interest	7,609	3,258
Total Equity	1,545,627	1,428,746
Total Liabilities and Equity	$3,494,759	$3,309,478

Global Net Lease, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,
	2019	2018
Revenue from tenants	$76,119	$70,971

Expenses:
Property operating	7,049	8,211
Fire recovery	—	(1)
Operating fees to related parties	8,162	7,138
Acquisition, transaction and other costs	847	1,114
General and administrative	2,318	2,556
Equity-based compensation	2,429	(23)
Depreciation and amortization	31,084	29,813
Total expenses	51,889	48,808
Operating income before gain on dispositions of real estate investments	24,230	22,163
Gain (loss) on dispositions of real estate investments	6,923	(3,818)
Operating income	31,153	18,345
Other income (expense):
Interest expense	(15,689)	(14,415)
Loss on extinguishment of debt	(765)	(1,285)
Gain on derivative instruments	1,390	6,333
Unrealized loss on undesignated foreign currency advances and other hedge ineffectiveness	—	(47)
Other income	19	12
Total other expense, net	(15,045)	(9,402)
Net income before income taxes	16,108	8,943
Income tax expense	(780)	(1,200)
Net income	15,328	7,743
Preferred stock dividends	(2,707)	(2,455)
Net income attributable to common stockholders	$12,621	$5,288

Basic and Diluted Earnings Per Share:
Basic and diluted net income per share attributable to common stockholders	$0.15	$0.08

Basic weighted average shares outstanding	83,847	67,292
Diluted weighted average shares outstanding	85,166	67,292

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended June 30,
	2019	2018
Adjusted EBITDA
Net income	$15,328	$7,743
Depreciation and amortization	31,084	29,813
Interest expense	15,689	14,415
Income tax expense	780	1,200
Impairment charges and related lease intangible write-offs	—	—
Equity-based compensation	2,429	(23)
Non-cash portion of incentive fee	—	—
Acquisition and transaction related	847	1,114
(Gain) loss on dispositions of real estate investments	(6,923)	3,818
Fire recovery	—	(1)
Gain on derivative instruments	(1,390)	(6,333)
Unrealized loss on undesignated foreign currency advances and other hedge ineffectiveness	—	47
Loss on extinguishment of debt	765	1,285
Other income	(19)	(12)
Adjusted EBITDA	58,590	53,066

Net operating income (NOI)
Operating fees to related parties	8,162	7,138
General and administrative	2,318	2,556
NOI	69,070	62,760
Amortization of above- and below- market leases and ground lease assets and liabilities, net	344	500
Straight-line rent	(1,931)	(1,833)
Cash NOI	$67,483	$61,427

Cash Paid for Interest:
Interest Expense	$15,689	$14,415
Non-cash portion of interest expense	(1,177)	(1,499)
Amortization of mortgage (discount) premium, net	(100)	(263)
Total cash paid for interest	$14,412	$12,653

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended June 30,
	2019	2018
Net income attributable to stockholders (in accordance with GAAP)	$12,621	$5,288
Depreciation and amortization	31,084	29,813
(Gain) loss on dispositions of real estate investments	(6,923)	3,818
FFO (defined by NAREIT)	36,782	38,919
Acquisition, transaction and other costs [1]	847	1,114
Loss on extinguishment of debt	765	1,285
Fire recovery [2]	—	(1)
Core FFO attributable to common stockholders	38,394	41,317
Non-cash equity-based compensation	2,429	(23)
Non-cash portion of interest expense	1,177	1,499
Amortization of above- and below-market leases and ground lease assets and liabilities, net	344	500
Straight-line rent	(1,931)	(1,833)
Unrealized loss on undesignated foreign currency advances and other hedge ineffectiveness	—	47
Eliminate unrealized gains on foreign currency transactions [3]	(455)	(6,256)
Amortization of mortgage discounts and premiums, net and mezzanine discount	100	263
Adjusted funds from operations (AFFO) attributable to common stockholders	$40,058	$35,514
Footnotes:
[1] For the three months ended June 30, 2019, primarily includes litigation costs resulting from the termination of the Former Service Provider. For the three months ended June 30, 2018, primarily includes litigation costs resulting from the termination of the Former Service Provider, costs to refinance foreign debt and fees associated with the exploration of a potential equity offering.
[2] Recovery arising from clean-up costs related to a fire sustained at one of our office properties.
[3] For AFFO purposes, we add back unrealized (gain) loss. For the three months ended June 30, 2019, gains on derivative instruments were $1.4 million, which consisted of unrealized gains of $0.5 million and realized gains of $0.9 million. For the three months ended June 30, 2018, gains on derivative instruments were $6.3 million, which were primarily comprised of unrealized gains.

Caution on Use of Non-GAAP Measures

Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), and Net Operating Income (“NOI”) should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.

Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate Core FFO or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly-titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO, Core FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO, Core FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO, Core FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Investors are cautioned that FFO, Core FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.

We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper approved by the Board of Governors of NAREIT effective in December 2018 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT's definition.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time, especially if not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Core Funds from Operations

In calculating Core FFO, we start with FFO, then we exclude certain non-core items such as acquisition, transaction and other costs, as well as certain other costs that are considered to be non-core, such as debt extinguishment costs, fire loss and other costs related to damages at our properties. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our core business plan to generate operational income and cash flows in order to make dividend payments to stockholders. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. We also add back non-cash write-offs of deferred financing costs and prepayment penalties incurred with the early extinguishment of debt which are included in net income but are considered financing cash flows when paid in the statement of cash flows. We consider these write-offs and prepayment penalties to be capital transactions and not indicative of operations. By excluding expensed acquisition, transaction and other costs as well as non-core costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

Adjusted Funds from Operations

In calculating AFFO, we start with Core FFO, then we exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include early extinguishment of debt (adjustment included in Core FFO) and unrealized gain and loss, which may not ultimately be realized, such as gain or loss on derivative instruments, gain or loss on foreign currency transactions, and gain or loss on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. We also include the realized gain or loss on foreign currency exchange contracts for AFFO as such items are part of our ongoing operations and affect our current operating performance. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impact of transactions or other items that are not related to the ongoing performance of our portfolio of properties. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently.

In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income. All paid and accrued merger, acquisition, transaction and other costs (including prepayment penalties for debt extinguishments) and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, but are not reflective of on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income. In addition, as discussed above, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information. We believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to make distributions.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Net Operating Income

We believe that Adjusted EBITDA, which is earnings before interest, taxes, depreciation and amortization adjusted for acquisition, transaction and other costs, other non- cash items and including our pro-rata share from unconsolidated joint, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs. NOI is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition, transaction and other costs, depreciation and amortization, other non-cash expenses and interest expense. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.